THIS SHARE PURCHASE AGREEMENT dated the 21st day of August, 2009

BETWEEN:

MONEYLOGIX GROUP INC.
a corporation incorporated
laws of Ontario
(the "Vendor")

\- and -

RALPH CANONACO, in trust
and without personal liability
(the "Purchaser")

\- and -

2131059 ONTARIO LIMITED
a corporation incorporated pursuant to the
laws of the Province of Ontario
("Company")

RECITALS

WHEREAS the Vendor is the registered and beneficial owner of 100 common shares in the capital stock of the Company being one hundred (100%) per cent of the issued and outstanding shares in the Company);

AND WHEREAS the Company is the registered owner of the property municipally known as North Side Mapleview Drive East, Barrie, Ontario, comprising approximately 50 acres of land, being PIN 580910288, S. Pt. Lot 16, Conc. 12, Being Part 1, Reference Plan 51R-22937, City of Barrie, County of Simcoe, AND comprising approximately 49.48 acres PIN 580911689, S ½ Lot 16, Conc. 12, Being Part 1 Reference Plan 51R-22928, City of Barrie, County of Simcoe;

AND WHEREAS the Purchaser desires to purchase the Purchased Shares upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained (the adequacy of which consideration as to each of the Parties is hereby mutually admitted), the Parties hereto hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions. Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

(a) Agreement - "Agreement" means this Share Purchase Agreement and all instruments or documents supplemental hereto or in amendment or confirmation hereof and any Schedules thereto; "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and, unless the context otherwise requires, not to any particular article, section or subsection hereof; "Article", "Section" or "Subsection" means and refers to the specified article, section or subsection of this Agreement;

(b) Assumed Mortgages – "Assumed Mortgages" means the mortgages which will remain on title after Closing and which are more particularly detailed in Schedule D;

(c) Business - "Business" means the business carried on by the Company, being the ownership and development of land, located at the Property;

(d) Business Day - "Business Day" means a day other than a Saturday, Sunday or any day on which the principal commercial banks located at the city of Toronto, Ontario are not open for business during normal banking hours;

(e) Claim – "Claim" means (i) all debts, liabilities and obligations (ii) all losses, damages, judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and solicitor fees and expenses); and (iii) all demands, claims, suits, actions, disputes, costs of investigation, causes of action, proceedings, litigation, grievances, arbitration proceedings, governmental proceedings, assessments, deficiencies, costs and expenses including, without limitation, all professional fees and disbursements;

(f) Closing - "Closing" means the completion of the sale to and purchase by the Purchaser of the Purchased Shares hereunder by the transfer and delivery of documents of title thereto and the payment of the Purchase Price therefor as contemplated herein;

(g) Closing Date - "Closing Date" means on or before the 24th day of August, 2009 or such other date as the Parties hereto may agree;

(h) Closing Time - " Closing Time" means 1:00 p.m., on the Closing Date or such other time on such date as the Parties may agree as the time at which the Closing shall take place;

(i) Encumbrances - "Encumbrances" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing, including clouds on title to real property;

(j) Law - "Law" or "Laws" means all requirements imposed by statutes, regulations, rules, ordinances, by-laws, decrees, codes, policies, judgments, orders, rulings, decisions, approvals, notices, permits, guidelines or directives of any regulatory authority;

(k) Parties "Parties" means, collectively, the Vendor, the Company and the Purchaser and "Party" means any of them;

(l) Permitted Encumbrances - "Permitted Encumbrances means those encumbrances listed on Schedule C hereto;

(m) Person - "Person" means any individual, corporation, partnership, trustee or trust or unincorporated association; and pronouns have a similarly extended meaning;

(n) Property – "Property" means the real property owned by the Company and more particularly described in Schedule B;

(o) Purchase Price – "Purchase Price" means the price as defined in Section 2.2;

(p) Purchased Shares - "Purchased Shares" means all the issued and outstanding Shares in the capital of the Company as set forth in Schedule A hereto;

(q) Taxes – "Taxes" means income, capital, sales, excise, business and property taxes, goods and services taxes, customs duties, Canada Pension Plan and unemployment insurance premiums and all other taxes, withholding remittances and duties;

1.2 Gender and Number - Words importing the singular include the plural and vice versa; and words importing gender include all genders.

1.3 Entire Agreement - This Agreement, including all Schedules attached hereto, together with the agreements and other documents to be delivered pursuant hereto, constitute the full expression of the Parties' intention and rights and the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein. No supplement, modification or waiver or termination of this Agreement or the transaction contemplated by this Agreement shall be binding unless executed in writing by the Parties to be bound

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thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.4 Index and Headings - The index to this Agreement and article and section headings contained herein are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement.

1.5 Applicable Law - This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement shall be governed by, construed, interpreted and enforced in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract. Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any Law shall be construed as a reference to such Law as amended or re-enacted from time to time or as a reference to any successor thereto.

1.6 Currency - Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.7 Accounting Principles - Wherever reference is made herein to generally accepted accounting principles, such reference shall be deemed to include the pronouncements made by the Canadian Institute of Chartered Accountants set forth in the CICA Handbook and in effect at the date of the financial statements in question, consistently applied.

1.8 Severability - In the event that any provision of this Agreement shall be invalid, illegal or unenforceable in any respect, it shall be considered separate and severable from the remaining provisions contained in this Agreement and the validity, legality or enforceability of any of the remaining provisions contained in this Agreement shall not, in any way, be affected or impaired thereby. The invalid provision shall be replaced by language which is valid and enforceable and comes closest to expressing the intention of the invalid or unenforceable part of the Agreement.

1.9 Choice of Forum - The Parties hereby irrevocably attorn and agree that the courts of Ontario shall have the exclusive jurisdiction to settle any dispute and/or controversy of whatsoever nature arising out of or relating to this Agreement and each of the documents contemplated by or delivered under or in connection with this Agreements, and proceedings of such matters shall be brought in such courts.

1.10 Recitals- The Parties hereby acknowledge and declare that the foregoing recitals are true and correct in substance and in fact.

1.11 Schedules – The Schedules to this Agreement as contained herein are an integral part of this Agreement.

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1.12 Inconsistency –If there is conflict between any provision of this Agreement and any provision of another document contemplated by or delivered under or in connection with this Agreement, the relevant provision of this Agreement shall prevail.

1.13 Survival of Provisions – Notwithstanding the termination of this Agreement for any reason, it is acknowledged that all terms and provisions which are intended to survive termination shall survive termination of this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1 Purchased Shares - On the terms and subject to the fulfillment of the conditions contained in this Agreement,

> the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor at the Closing Date, the Purchased Shares.

2.2 Purchase Price - The purchase price for the Purchased Shares shall be Sixteen Million Three Hundred Eighty Seven Thousand Five Hundred ($16,387,500.00) Dollars less the principal outstanding as of the Closing Date for the Assumed Mortgages(the "Purchase Price"), and shall be paid and satisfied in accordance with section 2.3 below.

2.3 Payment of the Purchase Price- The Purchase Price shall be payable as follows:

(a) One Hundred ($100.00) Dollars shall be paid by the Purchaser to the Vendor (or as the Vendor directs) on August 21, 2009, which amount shall be a non-refundable deposit (the "Deposit") and may be immediately released to the Vendor.

(b) The Purchaser shall assume all liability associated with the Assumed Mortgages as of the Closing Date and the Permitted Encumbrances;

(c) The Purchaser shall be responsible for and assume all liability associated with the accounts payable of the Company, up to a maximum amount of Three Hundred Thousand ($300,000.00) Dollars , which includes but may not be limited to those accounts payable set out in Schedule "E" attached hereto, and which shall remain subject to adjustments as of the Closing Date.

(d) The Purchaser covenants and agrees to cause the Company to guarantee the obligations owed and for the purpose of securing the obligations owing by the Purchaser to the Vendor, and as collateral security, the Company agrees to cause to be registered a collateral 5th mortgage on the Lands herein and a collateral 2nd mortgage on the property owned by 2147789 Ontario Limited, being 2, 6 and 10 Lisgar Street, Toronto [PINS 21298-0004, 21298-0197, 21298-0198 and 21298-0196] (the "Lisgar

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Property") (together, called the "Mortgages") in the amount of Two Million Five Hundred and Thirty Thousand ($2,530,000.00) Dollars with a balance due date of December 31, 2009, and with an interest rate of 0% to October 28, 2009, and from October 29, 2009 thereafter at the rate of 1.5% per month, calculated monthly. . Ralph Canonaco agrees to guarantee the obligations owing by the Purchaser to the Vendor in a form satisfactory to the Vendor. The Vendor agrees that (a) with respect to the mortgage to be registered on the Lisgar Property, the Vendor agrees to postpone same to a new 2nd being arranged for not more than $500,000.00. The proceeds of such new 2nd on the Lisgar Property shall be used to pay and satisfy the outstanding lien to IBI Group Architects, the mortgage obligations owed to the 1st mortgagee up to and including September 1, 2009 (the "Lisgar Obligations"). If the Lisgar Obligations are less than $400,000.00 then the balance up to $400,000 shall be paid to the Vendor and credited against the principal balance of the Mortgages and any balance thereafter is for the sole credit of 2147789 Ontario Limited. Mortgages are due on any sale or transfer. Should the Vendor wish to assign the Mortgages, the Purchaser has the first right to match any offer to obtain an assignment of the Mortgages from the Vendor in accordance with terms acceptable to the Vendor (the "Offer"), such first right to be exercised by the Purchaser in writing to the Vendor within 72 hours of receipt of written notice from the Vendor advising as to the terms of the Offer, failing which the Vendor shall be permitted to assign the mortgages in accordance with the provisions of the Offer. Should the Purchaser exercise its first right to match in accordance with the terms contain herein, it shall obtain an assignment of the Mortgages in accordance with the terms of the Offer, failing which the Vendor may assign the Mortgages. 2147789 Ontario Limited shall provide a Guarantee in favour of the Vendor, agreeing to guarantee the obligations owing by the Purchaser to the Vendor,, in a form acceptable to the Vendor, confirming its obligations herein and for which it has provided the collateral mortgage.

(e) The Purchaser hereby confirms and acknowledges that it is fully aware of all transactions involving the Company and the Property including transactions involving Trisan Equitable Corporation and more specifically the preparation and execution of a Quitclaim deed in favour of Trisan Equitable Corporation.

(f) The Purchaser covenants and agrees to arrange to obtain a severance of the six (6) building lots detailed in Schedule F annexed hereto (the "Lots") and the Vendor shall pay the Purchaser the Vendor's reasonable costs and expenses incurred to obtain the severance of the Lots, which sum shall be paid on or immediately before the transfer to the Vendor of the Lots. The Purchaser and the Company (including any successors in title) hereby agree to transfer the Lots to the Vendor, for a consideration of Ten Dollars ($10.00) per lot, free and clear of all liens and encumbrances of any kind in a form satisfactory to the Vendor, within five days of severance, or legal disposition of the Lots as the case may be. Vendor acknowledges that the Lots will be subject to and the Vendor shall be responsible for any and all municipal and/or cost sharing

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obligations that may attach to or which the Lots may be subject to, including cost sharing for services, roads, trees, etc.

(g) The Purchaser intends on obtaining maximum increased density for residential unit construction of up to 2,600 residential units for the Property. It is also the intention of the Purchaser to provide up to but not to exceed 1,000 units to Options for Homes. The Vendor shall receive a fee simple ownership interest (free and clear of all liens and encumbrances of any kind) of a block or blocks, as applicable, consisting of one hundred (100) residential units that can be built (such units to be zoned to allow for the construction of one single family dwelling per unit allocated) in addition to the Option for Homes units ("Vendor's Interest"), which for clarity, shall exclude the Lots. The Vendor shall be notified and involved in the planning of the lands (excluding the units allocated to Options for Homes), to assist in the determination of the location of the Vendor's Interest. Unless otherwise agreed in writing between the Vendor and the Purchaser, for selection of the Vendor's Interest, the Purchaser shall present the Vendor with three different options as to the location of the Vendor's Interest (which options shall not favour either the Vendor, Company or the Purchaser) and the Vendor, within 10 days of delivery of the three options, may select one which shall then be deemed the Vendor's Interest. If the Vendor does not select or agree to any of the 3 options proposed by the Company for the Vendor's Interest, then the Vendor shall, within 21 days, submit its own 3 proposed options for the location of the said Vendor's Interest and the Company shall have 5 days to select one of such options to be the Vendor's Interest. If the Company does not agree to any of the 3 options submitted by the Vendor, then within 5 days, the parties shall meet and all 6 options (or an envelope corresponding to each site plan) shall be deposited into a recepticle and the Vendor shall blindly select one and such selection shall be deemed to be the Vendor's Interest . The proposed options for the Vendor's Interest may be adjusted by up to ten (10%) percent (as agreed by the Vendor and Purchaser, each acting reasonably), based upon the final determination of the location of the residential units located on the Property, and there shall be a price adjustment of $15,000.00 per unit plus or minus. That is, if the Vendor's Interest ultimately selected is 110 units, then the Vendor shall pay the Company an additional $150,000. If the Vendor's Interest selected is 95 units, then the Company shall on the conveyance, rebate back to the Vendor $75,000.

(h) As a precondition to the Vendor obtaining title to the Vendor's Interest, the Vendor shall enter into a standard cost-sharing agreement, which may run with the lands and be assignable, with the Purchaser whereby the Vendor shall assume responsibility for its prorated share of the reasonable costs of developing the units comprising the Vendor's Interest. Purchaser agrees that any and all contributions received from Options For Homes shall be deducted from the total cost of site plan approval in calculating the gross cost sharing amount. Vendor agrees that it will not have any decision-making ability with respect to the construction and development of the units or Gross Floor Area or any costs associated therewith. Purchaser agrees to provide

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the Vendor with a cost budget and keep Vendor reasonably apprised of all costs associated with construction and development. The Purchaser shall provide the Vendor with access to its books and records should same be requested by the Vendor.

(i) It is agreed that the Vendor shall be permitted to register a notice of agreement or interest on title to the Property, to provide notice of the Vendor's Interest as well as the Vendor's interest in the Lots and the Option. Said notice shall subordinate and postpone to any and all municipal agreements or obligations and any mortgages. It is understood and agreed that upon transfer to the Vendor of the Vendor's Interest, such conveyance shall be free and clear of any and all mortgages and liens, but for municipal obligations and the Vendor's obligations set out in (h) above.

(j) The Purchaser shall caused to be delivered to the Vendor, for cancellation, the Eight Million Seven Hundred Seventy Five Thousand (8,775,000) common shares of Moneylogix Group, Inc. (a publicly traded corporation) issued to 2206659 Ontario Limited on or about the 12th day of May, 2009 (the "Moneylogix Shares"). It is agrees that the Moneylogix Shares have a value of $.50 per Moneylogix Share. All actions, acceptable to the Vendor acting reasonably, necessary to transfer the Moneylogix Shares to the Vendor for cancellation, including any Moneylogix Shares still held in escrow, free and clear of any and all liens and encumbrances shall be taken on or before Closing. All actions shall include, but not be limited to, the endorsement of the Moneylogix Shares by 2206659 Ontario Limited, and the delivery of the same to the Vendor, and the termination and release of the Escrow Agreement dated the 15th day of May, 2009 between Moneylogix Group, Inc. (a Nevada corporation), 2206659 Ontario Limited and Schwartz & Schwartz Professional Corporation.

(k) The Purchaser shall grant to the Vendor, in a form satisfactory to the Purchaser (upon similar terms to the Vendor's Interest), an option to acquire up to an additional 150 residential units at the Property, such option to be agreed to in writing between the Vendor and Purchaser prior to Closing, each party acting reasonably, with an exercise price per residential unit of $15,000.00 (the "Option") It is acknowledged that the Option shall be exercised by the Vendor no later than thirty (30) days after draft plan approval for the developable lands (excluding the Options for Homes lands) by notice in writing to the Purchaser, with title to the residential units subject to the Option to be transferred to the Vendor (free and clear of all liens and mortgages) within 60 days after all municipal approvals have been granted to permit the legal transfer of such residential units to the Vendor or as the Vendor may direct, at which time the option price per residential unit shall be paid to the Purchaser by certified cheque or bank draft.

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2.4 Place of Closing - The Closing shall take place at the Closing Time at the offices of Himelfarb, Proszanski LLP, or at such other place as may be agreed upon by the Vendor and the Purchaser.

2.5 Tender - Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money may be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or trust company.

ARTICLE 3
COMPANY TRANSACTIONS

The Purchaser hereby irrevocably acknowledges and agrees that it is fully aware of all transactions involving the Company and the Property including transactions involving Trisan Equitable Corporation and more specifically the preparation and execution of a guarantee and Quitclaim deed by the Company in favour of Trisan. In addition, the Purchaser has in its possession all financial statements and records involving the Company and the Property, such that there shall be no deliveries by the Vendor to the Purchaser.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Vendor - The Vendor hereby represents and warrants to the Purchaser, as at the Closing Date, as follows and acknowledge that the Purchaser is relying on such representations and warranties in connection with its execution and delivery of this Agreement and the transactions contemplated hereunder:

(a) Organization of the Company - The Company is a corporation duly organized and validly existing under the Laws of their governing jurisdiction and has all necessary corporate power, authority and capacity to own the Property and to carry on the Business as presently conducted. Neither the nature of the Business nor the location or character of the property owned by of the Company requires the Company to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any other jurisdiction;

(b) Right to Sell –

(i) The Vendor is the sole legal owner of the Purchased Shares (which Purchased Shares constitutes all the issued and outstanding shares in the capital of the Company);

(ii) The Vendor has the exclusive right to dispose of the Purchased Shares as

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herein provided and the execution and delivery of this Agreement by the Vendor, the consummation of the transaction contemplated herein and the fulfilment by the Vendor of the terms, conditions and provisions herein will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or Law to which the Vendor is a party or subject to, or by which the Vendor is bound or affected;

(iii) The Purchased Shares are owned by the Vendor as the registered and beneficial owner with good and marketable title, free and clear of any Encumbrances (other than the rights of the Purchaser hereunder); and

(c) Capitalization – The authorized capital of the Company consists of an unlimited number of common shares of which (i) at the date of this Agreement, one hundred (100) common shares has been duly issued and are outstanding as fully paid and non-assessable, and (ii) at the Closing Time, one hundred (100) common shares shall have been duly issued and shall be outstanding as fully paid and non-assessable;

(d) Options - No options, warrants or other rights to purchase or otherwise acquire Shares or other securities of the Company have been authorized, or agreed to be issued, or are outstanding;

(e) Residency and Compliance An Officer of the Vendor and an Officer of the Corporation, having knowledge, shall provide to the Purchaser, a statutory declaration, confirming that the Vendor and the Corporation are both, as of the date hereof and as of closing, not non-resident corporations of Canada within the meaning of the Income Tax Act and that both the Vendor and the Corporation are in full compliance with the requirements of all applicable corporations and securities legislation. Such Officer shall also confirm that that save and except for the Permitted Encumbrances (including the Assumed Mortgages) and the accounts payable, there are no outstanding obligations of either the Vendor or the Corporation that may or could result in a claim against either the Purchaser, the Corporation, the Lands herein or any of the principals, officers, directors, shareholders of the Purchaser or the Corporation.

Full Disclosure and Access to Information - None of the foregoing representations and statements of fact contains any untrue statement of material fact. The parties acknowledge that as the Purchaser confirms and acknowledges that it is fully aware of all transactions involving the Company and the Property, including transactions involving Trisan Equitable Corporation and more specifically the preparation and execution of a guarantee and Quitclaim deed in favour of Trisan, the Purchaser acknowledges that the above (a) to (d) are the only representations and warranties

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being provided by the Vendor. Save and except in connection with any claims arising out of the Permitted Encumbrances (including the Assumed Mortgages) and the accounts payable, the Vendor shall indemnify and save the Purchaser and the Corporation harmless from any claims and costs (on a solicitor and their own client scale) it or they may incur, or actions brought against the Purchaser or the Corporation that the Purchaser has not agreed be assumed or permitted in accordance with the terms of this Agreement.

4.2 Representations and Warranties of the Purchaser - The Purchaser hereby represents and warrants to the Vendor, as at the Closing Date, as follows and acknowledges that the Vendor and Partnership are relying on such representations and warranties in connection with its execution and delivery of this Agreement and the transactions contemplated hereunder:

(a) Organization of the Purchaser - The Purchaser is a corporation duly organized, and validly existing under the Laws of its governing jurisdiction.

(b) Authority and Capacity of Purchaser - The Purchaser has all necessary power, authority and capacity to enter into this Agreement and to perform its respective obligations hereunder;

(c) Enforceability of Obligations - This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof, subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought;

(d) No Governmental Regulatory Approvals Required - No governmental authorization, approval, order, consent or filing is required on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered hereunder or the performance of the Purchaser's obligations hereunder or thereunder;

Full Disclosure - None of the foregoing representations and statements of fact contains any untrue statement of material fact.

4.3 Nature and Survival of Representations and Warranties - All statements contained in any certificate or other instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions contemplated by this Agreement shall be deemed to be made by such Party hereunder. All representations, warranties, covenants and agreements herein contained on the part of each of the Parties shall survive the Closing for a period of one (1) year from the Closing Date after which time, if no claim shall, prior to the expiry of the applicable period (if any), have been made hereunder against a Party hereto with respect to any incorrectness in or breach of any representation or warranty made herein by such Party, such Party shall have no further liability hereunder with respect to such representation or warranty.

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ARTICLE 5

CONDITIONS PRECEDENT TO CLOSING

5.1 Purchaser's Conditions - The obligation of the Purchaser to complete the purchase of the Purchased Shares hereunder shall be subject to the satisfaction of, fulfilment of, or compliance with, at or before the Closing (unless such other date is specified), each of the following conditions precedent at or prior to Closing (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

(a) Truth and Accuracy of Representations of the Vendor at the Closing Date - All of the representations and warranties of the Vendor made in or pursuant to this Agreement, as set forth in Sections 4.1 hereof, shall be true, correct and at the Closing with the same force and effect as if made at and as of the Closing Date (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby) and the Purchaser shall have received a certificate from Vendor confirming the foregoing;

(b) No Other Agreements - At the Closing Date, no Person other than the Purchaser, will have any agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription, allotment or issuance of any of the unissued Shares in the capital of the Company or for the purchase from the Vendor of any of the Purchased Shares, other than under this Agreement;

(c) Performance of Obligations - The Vendor shall have performed or complied with, in all respects, all of the obligations, covenants and agreements to be performed or caused to be performed by the Vendor prior to Closing;

(d) Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the sale and purchase hereunder of the Purchased Shares and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendor of its obligations under this Agreement shall have been completed; and

(e) Releases - all current officers, directors and shareholders of the Company shall have executed a comprehensive full and final release, releasing the Company of any and all claims which they have or may have had against the Company as of the Closing Date, save and except as contemplated by this Agreement. All current officers and directors of the Company shall resign effective the Closing Date.

The conditions contained in Section 5.1 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time without prejudice

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to any of its rights of termination in the event of non-performance of any other condition in whole or in part.

5.2 Vendor Conditions - The obligation of the Vendor to complete the sale of the Purchased Shares hereunder shall be subject to the satisfaction of or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by it in whole or in part):

(a) Truth and Accuracy of Representations of Purchaser at Closing Date - All of the representations and warranties of the Purchaser made in or pursuant to this Agreement, as set forth in Sections 4.2 hereof, shall be true and correct at the Closing with the same force and effect as if made at and as of the Closing Date (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby) and the Vendor shall have received a certificate from the Purchaser confirming the foregoing;

(b) The Purchaser having delivered to the Vendor the portion of the Purchase Price due on the Closing Date in accordance with Section 2.3;

(c) The Purchaser shall have caused the Company to guarantee the obligations owing by the Purchaser to the Vendor in accordance with section 2.3 (d), and shall have caused the Company to execute the Mortgage as contemplated by section 2.3 (d);

(d) The Purchaser shall have performed or complied with, in all respects, all of its other obligations, covenants and agreements hereunder, including, but not limited to, the delivery to the Vendor of the Moneylogix Shares; and

The Company shall have shall have executed a comprehensive full and final release, releasing the existing officers and directors of any and all claims which they have or may have had against such existing officers and directors Company as of the Closing Date, except for any matters not disclosed and which the Purchaser has not agreed to assume or permitted in accordance with this Agreement, and/or which the Vendor has provided an Indemnity. The conditions contained in Section 5.2 are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part.

If the Purchaser is not able to comply with section 5.2, at the option of the Vendor, this Agreement shall be at an end and the Deposit shall be forfeited by the Purchaser and shall be retained by the Vendor as liquidated damages.

ARTICLE 6
OTHER COVENANTS OF THE PARTIES

6.1 Conduct of Business Prior to Closing – From August 14, 2009 to the Closing Date:

(a) Conduct Business in Ordinary Course - Except as otherwise contemplated or

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permitted by this Agreement, the Vendor shall cause the Company to conduct the Business in the ordinary and normal course consistent with existing practices during the time of the Vendor's ownership of the Purchased Shares, and not without the prior written consent of the Purchaser, to enter into, or make any agreement to enter into, any transaction or refrain from doing any action which would constitute a breach of the representations, warranties, covenant or agreements contained herein.

(b) Continue Insurance – The Vendor shall cause the Company to continue in force all existing policies of insurance presently maintained by the Company;

6.2 Actions to Satisfy Closing Conditions - Each of the Parties hereto hereby agree to take all such actions as are within its power to control and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with any conditions set forth in Article 5 hereof which are for the benefit of any other Party hereto.

ARTICLE 7
GENERAL

7.1 Expenses - Unless otherwise provided herein, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel or any accountants or auditors) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

7.2 Time - Time shall be of the essence hereof.

7.3 Notices - Any notice or other writing required or permitted to be given hereunder or for the purposes hereof (hereinafter in this Section 8.3 called a "notice") to any Party shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

(a) in the case of a notice to the Purchaser, at the following address:

(a) in the case of the Purchaser :

1140 Sheppard Avenue West, Unit #12
Toronto, Ontario, M3K 2A2
Facsimile: 416-633-7491
Attention: President

(b) in the case of a notice to the Vendor at the following address:

260 Edgeley Blvd, Suite 12

GPL

Concord, Ontario
L4K 3Y4

Facsimile: 905-
Attention: President

or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this section. Any notice delivered to the Party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing. Any notice transmitted by facsimile or other form or recorded communication shall be deemed given and received on the Business Day of transmission, unless transmitted after 5:00 p.m. in which instance shall be deemed to be given and received on the first Business Day after its transmission.

7.4 Successors and Assigns - Neither this Agreement, nor any rights or obligations hereunder, shall be assignable by any Party without the prior written consent of the other Party. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns, including successors and assigns in title.

7.5 Further Assurances - The Parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing Date.

7.6 Joint and Several Obligations - All agreements, undertakings, representations, warranties, commitments and covenants of the Vendor made to or in favour of the Purchaser shall be construed and enforced as joint and several agreements, undertakings, representations, warranties, commitments and covenants, as the case may be, of the Vendor.

7.7 Counterpart - This Agreement may be executed in counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts are to be construed together and constitute one and the same original Agreement.

7.8 Transmission by Facsimile – Any Party may deliver an executed copy of this Agreement by facsimile but the Party shall immediately deliver to the other Parties an originally executed copy of this Agreement.

7.9 Public Notification of Transaction - The Purchaser consents to the Vendor issuing any public notices, press releases or similar releases, advising the public of this transaction, and consents to the Vendor filing any and all documentation necessary to any governmental or quasi-governmental authority as may be required by law.

7.10 Planning Act - This Agreement shall be effective to create an interest in the Property only if the subdivision control provisions of the Planning Act are complied with. The Purchaser agrees to proceed diligently at the Purchaser's expense to obtain any necessary consent as soon as reasonably possible after Closing.

IN WITNESS WHEREOF the Parties have hereunto duly executed this Agreement.

SIGNED, SEALED AND DELIVERED
in the presence of:

MONEYLOGIX GROUP INC.

Per: ____________________
Name: G. Cleutz
Office: C.E.O.
I have authority to bind the corporation.

____
Ralph Canonaco, in trust for a Corporation formed or to be formed and without personal liability

____

2206659 ONTARIO LIMITED

per: ____________________
Name: Frank Canonaco
Title: President
I have authority to bind the corporation.
(for the purpose for agreeing to transfer the Moneylogix Shares to the Vendor on Closing)

____
Ralph Canonaco, as guarantor

____

SCHEDULE A

PURCHASED SHARES

Shareholder	No. of Shares
Moneylogix Group Inc.	**100 Common Shares**

SCHEDULE B

REAL PROPERTY OWNED BY THE COMPANY

Municipally known as:

Mapleview Drive East
Barrie, Ontario

Legally described as follows:

PIN 58091-0288, S. Pt. Lot 16, Conc. 12, Being Part 1, Reference Plan 51R-22937, City of Barrie, County of Simcoe, AND
PIN 58091-1689, S ½ Lot 16, Conc. 12, Being Part 1 Reference Plan 51R-22928, City of Barrie, County of Simcoe;

Real Property Leased by the Company from a third party:

NIL

GBC

SCHEDULE C

PERMITTED ENCUMBRANCES

"Permitted Encumbrances" means:

(a) liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

(b) liens for Taxes either not due and payable or due but for which notice of assessment has not been given;

(c) the reservations in any original grants from the Crown of the Property or interest therein and statutory exceptions to title that do not materially detract from the value of the Property or impair the intended use of the Property for residential development purposes;

(d) easement over parts 1, 2 and 3 on reference plan 51R32586 as in SC212816;

(e) easement in gross over parts 6 and 8 on reference plan 51R34165 as in SC510541;

(f) the Assumed Mortgages; and

(g) Guarantee and Quit Claim Deed executed by the Company in favour of Trisan Equitable Corporation.

(h) Cost Sharing agreements in connection with the Property.

SCHEDULE D

MORTGAGES

The Assumed Mortgages:

1. Sora Developments Corp., original principal amount of $1,200,000 (SC313591);;
2. C-1 Holdings Inc., original principal amount of $800,000.00 (SC407698) ;
3. Firm Capital Mortgage Fund Inc., in the original principal amount of $6,750,000.00 (SC421266); and
4. Trisan Equitable Corporation in the original principal amount of $950,000.00 (which is collateral security for a guarantee executed by the Company in favour of Trisan Equitable Corporation (SC749257)).

GBC

SCHEDULE E

Accounts Payable

GBC

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
19-Aug-09

				FINAL
1409438 ONTARIO INC	37520			37,520.00
APPRAISERS CANADA	5464.24			5,464.24
FIRM CAPITAL	88651			88,651.00
MACDONALD SAGER MANIS	1149.62			1,149.62
RICHARDSON FORSTER	16635.09			16,635.09
DM PRINTING	11.30			11.30
DM PRINTING	11.30			11.30
FLYNN	5,250.00			5,250.00
JD BARNES	997.50			997.50
MERIDIAN	232.16			232.16
CITY OF BARRIE	23,485.82			23,485.82
CITY OF BARRIE	18,025.80			18,025.80
MBTW	10,500.00			10,500.00
City OF BARRIE-80k/12months		up til aug 19		17,419.34
MORTGAGE INTEREST				
C-1	July		6,666.67	6,666.67
C-1	aug		4,086.02	4,086.02
SORBA	JUNE/JULY		20,000.00	20,000.00
SORBA	19-Aug		6,129.03	6,129.03
FIRM	15-Aug		59,985.00	59,985.00 → interest payment
	UP TO 19TH		8,000.00	8,000.00
			124,866.73	[redacted]

$330,219.90

less 37,520.00.

BEING THE FULL INVOICE BY 1409438 ONTARIO INC AS FILL CAN BE SOLD ORE REMOVED AT OPTION OF PURCHASER – FOR PURPOSES OF SECTION 2.3(C) and ACCOUNTS PAYABLE LIMIT OF $300,000, THE $37,520 SHALL NOT BE INCLUDED IN THIS FIGURE.

GBL

SCHEDULE F

Location of the Lots

See attached

GBC

51R32586



PLAN 51R-32586
PLAN OF SURVEY OF PART OF
SOUTH HALF OF LOT 16
CONCESSION 12
CITY OF BARRIE
COUNTY OF SIMCOE
RUDY MAK SURVEYING LTD.
REGISTERED PLAN 51M 603
PART 1
PART 2
PART 3
PART 4
SOUTH HALF OF LOT 16, CONCESSION 12
SOUTH WEST QUARTER OF LOT 17, CONCESSION 12
ORIGINAL ROAD ALLOWANCE BETWEEN CONCESSIONS 11 AND 12
MAPLEVIEW DRIVE